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FORM 3

                                          UNITED STATES SECURITIES AND EXCHANGE COMMISSION          --------------------------------
                                                        WASHINGTON D.C. 20549                             OMB
                                                                                                      ---------------------------
                                       INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES      OMB Number 3235-0104
                                                                                                    Expires December 31, 2001
                                                                                                    Estimated average burden. ..0.5
                                                                                                    hors per response

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     Filed pursuant to Section 16(a) of the Security Exchange Act of 1934,
     Section 17(a) of the Public Utility Holding Company Act of 1935
     or Section 30(f) of the Investment Company Act of 1940

(Print or Type Responses)
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
1. Name of Address of         2. Date of Event            4. Issuer Name and Ticker or Trading Symbol
   Reporting Person*             Requiring Statement
Wilson,    Dennis      D.        (Month/Day/Year)               VASCO Data Security International, Inc.   (VDSI)
                                 04/25/01
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(Last)   (First)   (Middle)
      1108 Captains Lane
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         (Street)             3. I.R.S. Identification    5. Relationship of Reporting Person(s)      6. If Amendment, Date of
                                 Number of Reporting         to Issuer                                   Original (Month/Day/Year)
                                 Person, if an entity            (Check all applicable)               7. Individual or Joint/Group
                                           (voluntary)       _____ Director       _____ 10% Owner        Filing (Check Applicable
                                                             __X__ Officer title  _____ Other (specify   Line
                                                                   (give title                           __X__ Form filed by One
                                                                    below)                                     Reporting Person
                                                                                                         _____ Form file by More One
                                                                                                               Reporting Person
                                                                   Executive Vice President, Chief
 Wheeling,           IL              60090                         Financial Officer and Secretary

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(City)            (State)           (Zip)                        TABLE I - NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED
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1.  Title of Security                   2. Amount of Securities  3. Ownership             4. Nature of Indirect Beneficial Ownership
    (Instr. 4)                             Beneficially Owned       Form:  Direct
                                           (Instr. 4)               (D) or indirect
                                                                    (I) (Instr. 5)
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    COMMON STOCK                           300                      D
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
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
* If the form is filled by more than one reporting person, See Instruction 5(b)(v).

                  POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY OMB CONTROL NUMBER.

                                                                 (OVER)
                                                                 SEC 1473 (3-99)

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FORM 3 (CONTINUED) TABLE II - DERIVATIVE SECURITIES BENEFICIALLY OWNED (E.G. PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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
1.  Title of Derivative Security      2. Date Exer-        3. Title and Amount     4. Conver-   5. Owner-    6. Nature of Indirect
    (Instr. 4                            cisable and          of Securities           sion or      Ship         Beneficial Ownership
                                         Expiration           Underlying Derivative   Exercise     Form of      (Instr. 5)
                                         Date                 Security (Instr. 4)     Price of     Derivative
                                         (Month/Day/Year)                             Deri-        Security:
                                                                                      vative       Direct
                                                                                      Security     (D) or
                                                                                                   Indirect
                                                                                                   (I)
                                                                                                   (Instr.5)

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                                         Date        Expira-              Amount
                                         Exer-       Tion       Title     Or
                                         Cisable     Date                 Number of
                                                                          Shares
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INCENTIVE STOCK OPTIONS                 04/14/04(1)  04/15/10   COMMON    100,000      $11.75       D
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Explanation of Responses:
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(1) Options vest on the earlier of April 14, 2004 or in 25,000 share increments based on the stock price achieving the following levels

         -25,000 shares when the stock price is above $30.00 per share for 30 consecutive days;
         -25,000 shares when the stock price is above $40.00 per share for 30 consecutive days;
         -25,000 shares when the stock price is above $50.00 per share of 30 consecutive days; and
         -25,000 shares when the stock price is above $60.00 per share of 30 consecutive days.

                     /s/ Dennis D. Wilson                    April 25, 2001
                     --------------------------------------- -------------------
                     ** Signature of Reporting Person        Date

** Intentional misstatements or omissions of facts constitute Federal Criminal
   Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, See Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not Required to respond unless the form displays a currently valid OMB Number.